UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The below message is a revision of the message distributed by Allen Hartman and the other members of the Hartman Group to the stockholders of Silver Star Properties REIT, Inc., on December 22, 2023.

Subject Line: Your Silver Star Investment: Message from Allen Hartman

Silver Star Shareholder,

You may have received information from Silver Star regarding a consent solicitation. We will be sending you a consent revocation statement. I strongly urge you to not vote in Silver Star’s consent solicitation, for the following reasons:

•	Silver Star’s rogue Board of Directors has determined not to liquidate the Company, but rather to embark upon a plan to obtain a listing on a national exchange “and satisfy the requirements of the Company’s charter”, as per their Definitive Additional Materials filed with the SEC on December 29, 2023. I firmly believe that it is too late to satisfy the applicable charter requirements at this time in the manner suggested by Silver Star, and that liquidating Silver Star now is the only way to comply with the charter.
•	Instead of liquidating Silver Star, the Board of Directors has named Haddock as the Co-CEO of the Company, has awarded the members of the Executive Committee Performance Units which we expect to have a potentially significant value, and has adopted the new self-storage strategy without first obtaining stockholder approval.
•	We firmly believe that the Board’s plans to reposition Silver Star as a self-storage company with puts your money at risk. Any new strategy would come with inherent risk, but we are particularly concerned that the current leadership time may not have sufficient experience in self-storage to execute the new strategy successfully. In any case, the current plan to implement the self-storage strategy and pursue a stock exchange listing will delay what would otherwise, if Silver Star were liquidated, be a return of capital to you.
•	We firmly believe that a vote for Silver Star’s consent solicitation would further what we believe to be the Board’s goals of entrenching themselves as board members and could block you from having a choice at an annual meeting.
•	As the largest shareholder, I fear that I have suffered losses of value that may have not been fully disclosed in Silver Star’s periodic SEC reports, stemming from a decline in occupancy at our income-producing investment properties. Silver Star has historically disclosed occupancy percentages with respect to income-producing properties owned by it and its subsidiaries; in its Quarterly Report on Form 10-Q for the period ended September 30, 2022, for example, it reported occupancy percentages based on 44 properties. But Silver Star abruptly switched its disclosure method in its Quarterly Report on Form 10-Q for the period ended September 30, 2023, so that the occupancy percentage only pertains to the 3 properties directly owned by Silver Star. I can only speculate that the switch in disclosure was intentionally motivated, perhaps to allow Silver Star to omit disclosure of lower occupancy at its properties owned by its subsidiaries. One thing is certain, which is that in the Quarterly Report for the third quarter of 2023, the last report citing directly and indirectly owned properties, Silver Star disclosed an occupancy percentage of 75%, which is the lowest occupancy percentage for the third quarter in the last 5 years (and lower than even the occupancy percentage during the COVID-19 pandemic).
•	After firing me, they hired two outside CEOs that have both turned over in the last year.
•	The Company’s independent auditor recently terminated their relationship with the Company.
•	In our view, they are willing to say anything, regardless of its truth.

Is this who you want to be managing your hard-earned money, or do you want it back? We will be sending our consent revocation statement. We urge you not to vote in Silver Star’s consent solicitation.

Please see the full story in the attached and linked press release.

Should you have any questions, please contact our proxy solicitor at the below contact information. With your help, we will regain control of this company, and return your capital to you.

Yours Truly,

Allen R Hartman

Former CEO, Director, and Largest Shareholder of Silver Star Properties REIT, Inc.

Toll Free (877) 972-0090

info@investor-com.com

Additional Information

On January 9, 2024, the persons identified on the cover page hereto (collectively, the “Hartman Group”) filed a Definitive Consent Revocation Statement on Schedule 14A (the “Definitive Consent Revocation Statement”), together with a BLUE consent revocation card, with the SEC in connection with the consent solicitation initiated by Silver Star Properties REIT, Inc. (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Definitive Consent Revocation Statement, and any amendments or supplements thereto, and any other documents (including the BLUE consent revocation card) at the SEC’s website (http://www.sec.gov). PLEASE DO NOT MAKE ANY DECISION REGARDING SILVER STAR’S CONSENT SOLICITATION UNTIL YOU RECEIVE OUR MATERIALS.

Certain Information Regarding Participants

The respective members of the Hartman Group may be deemed to be participants in the solicitation of consent revocation cards from stockholders in connection with the Consent Solicitation. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Consent Revocation Statement and any other materials to be filed with the SEC in connection with the Consent Solicitation.